Exhibit 99.1

For Immediate Release	Contacts:	News Media Lisa Marie Bongiovanni 310-252-3524 LisaMarie.Bongiovanni@mattel.com	Securities Analysts Mike Salop 310-252-2703 Mike.Salop@mattel.com

MATTEL REPORTS 2007 FINANCIAL RESULTS

Fourth Quarter Highlights

•	Worldwide net sales up 4 percent from the prior year;

•	Domestic gross sales down 3 percent and international gross sales up 18 percent;

•	Worldwide gross sales for core brands: Barbie® up 4 percent; Hot Wheels® up 21 percent; Core Fisher-Price® up 15 percent and American Girl® brands down 2 percent;

•	Gross margin was flat with last year as a percentage of net sales; SG&A increased 90 basis points of net sales;

•	Operating income was $362.1 million, down $26.6 million, and included charges of approximately $42 million related to the company’s 2007 product recalls; and

•	Earnings per share of $0.89 (includes tax benefit of $0.13 per share) vs. prior year of $0.75.

Full-Year Highlights

•	Worldwide net sales up 6 percent from the prior year;

•	Domestic gross sales down 1 percent and international gross sales up 17 percent;

•	Worldwide gross sales for core brands: Barbie® up 1 percent; Hot Wheels® up 16 percent; Core Fisher-Price® up 19 percent and American Girl® brands down 2 percent;

•	Gross margin increased 30 basis points of net sales; SG&A increased 60 basis points of net sales;

•	Operating income was $730.1 million, up $1.3 million, and included charges of approximately $110 million related to the company’s 2007 product recalls; and

•	Earnings per share of $1.54 (includes tax benefit of $0.11 per share) vs. prior year of $1.53 (includes tax benefit of $0.16 per share).

Additional $500 million share repurchase authorization approved.

EL SEGUNDO, Calif., January 31, 2008– Mattel, Inc. (NYSE:MAT) today reported 2007 fourth quarter and full-year financial results. For the quarter, the company reported net income of $328.5 million, or $0.89 per share, compared to last year’s fourth quarter net income of $286.4 million, or $0.75 per share. For the year, the company reported net income of $600.0 million, or $1.54 per share, compared to last year’s net income of $592.9 million, or $1.53 per share.

For the fourth quarter, operating income of $362.1 million included charges and incremental costs of approximately $42 million related to the company’s product recalls during 2007. For the year, operating income of $730.1 million included charges and incremental costs of approximately $110 million related to the company’s product recalls during 2007. Of this annual cost, $68.4 million related to the reserves recorded for reversal of sales associated with recalled products, impairment of the affected inventory and other recall-related costs, and approximately $42 million related to incremental recall related legal, advertising, testing, logistics and administration costs.

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MATTEL REPORTS 2007 FINANCIAL RESULTS/Page 2 2 2 2

Net income for the fourth quarter of 2007 was positively impacted by tax benefits related to prior years of $47.3 million as a result of reassessments of tax exposures based on the status of current audits in various jurisdictions around the world, including settlements.

“Considering the challenges we faced in 2007, the business performed fairly well, including strong performances from our international business as well as Core Fisher-Price®,” said Robert A. Eckert, chairman and chief executive officer of Mattel. “The new year not only offers its own set of challenges, including higher costs for commodities, labor and quality testing, but it also offers a new set of opportunities, as we build on the momentum of our international success and introduce a strong line-up of toys based on entertainment properties.”

Financial Overview

For the quarter, net sales were $2.19 billion, a 4 percent increase from $2.11 billion last year, and included a favorable impact from changes in currency exchange rates of 4 percentage points. On a regional basis, fourth quarter gross sales were down 3 percent in the U.S. and were up 18 percent in international markets, which included a favorable impact from changes in currency exchange rates of 9 percentage points. Operating income for the quarter was down 7 percent to $362.1 million.

For the year, net sales were $5.97 billion, a 6 percent increase from $5.65 billion last year, and included a benefit from changes in currency exchange rates of 3 percentage points. On a regional basis, full-year gross sales were down 1 percent in the U.S. and were up 17 percent in international markets, which included a benefit from changes in currency exchange rates of 7 percentage points. Operating income for the year was $730.1 million, flat compared to the prior year.

The company’s debt-to-total capital ratio of 29.1 percent is in line with the company’s capital and investment framework, and its year-end cash balance was $901.1 million. During 2007, the company repurchased 35.9 million shares of its common stock at a cost of approximately $806 million.

Additionally, the Mattel Board of Directors has authorized the company to increase its previously announced share repurchase program by an additional $500 million. Repurchases will take place from time to time, depending on market conditions. The share repurchase program is one component of the company’s capital and investment framework, which was announced in February 2003. Under this program, Mattel has repurchased 104 million shares of common stock for an aggregate of $2 billion.

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Mattel Girls & Boys Brands

Fourth quarter worldwide gross sales for the Mattel Girls & Boys Brands business unit were $1.35 billion, up 9 percent versus a year ago. Worldwide gross sales for the Barbie® brand were up 4 percent and worldwide gross sales for Other Girls Brands were up 19 percent. Worldwide gross sales for the Wheels category, which includes the Hot Wheels®, Matchbox® and Tyco® R/C brands, were up 15 percent. Worldwide gross sales for the Entertainment business, which includes Radica® and Games and Puzzles, were up 6 percent for the quarter.

For the year, worldwide gross sales for the Mattel Girls & Boys Brands business unit were $3.70 billion, or up 8 percent. Worldwide gross sales for the Barbie® brand were up 1 percent. Worldwide gross sales for Other Girls Brands were up 2 percent for the year. Worldwide gross sales for the Wheels category were up 14 percent. Worldwide gross sales for the Entertainment business, including Radica® and Games and Puzzles, were up 16 percent.

Fisher-Price® Brands

Fourth quarter worldwide gross sales for the Fisher-Price® Brands business unit, which includes the Fisher-Price®, Little People®, and Power Wheels® brands, were $840.3 million, up 4 percent due to strong international sales of Core Fisher-Price®.

For the year, worldwide gross sales for the Fisher-Price® Brands business unit were $2.44 billion, up 8 percent driven by double-digit global sales growth of Core Fisher-Price®.

American Girl® Brands

Fourth quarter gross sales for the American Girl® Brands business unit, which offers American Girl® branded products direct to consumers, were $241.6 million, down 2 percent. For the year, gross sales for the American Girl® Brands business unit were $431.3 million, down 2 percent.

Live Webcast

Mattel will webcast its 2007 fourth quarter and year-end earnings conference call at 8:30 a.m. Eastern time (5:30 a.m. Pacific time) today. The conference call will be webcast on the “Investors & Media” section of the company’s corporate Web site, www.mattel.com. To listen to the live call, log on to the Web site at least 15 minutes early to register, download and install any necessary audio software. An archive of the webcast will be available on the company’s Web site for 90 days and may be accessed

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beginning two hours after the completion of the live call. A telephonic replay of the call will be available beginning at 11:30 a.m. Eastern time (8:30 a.m. Pacific time) the morning of the call, until Friday, February 1st at midnight Eastern time (9 p.m. Pacific time) and may be accessed by dialing + (719) 457-0820. The passcode is 2548464.

Information required by Securities and Exchange Commission Regulation G, regarding non-GAAP financial measures, as well as other financial and statistical information, will be available at the time of the webcast on the “Investors & Media” section of www.mattel.com, under the sub-headings “Financial Information” – “Earnings Releases.”

About Mattel

Mattel, Inc., (NYSE: MAT, www.mattel.com) is the worldwide leader in the design, manufacture and marketing of toys and family products. The Mattel family is comprised of such best-selling brands as Barbie®, the most popular fashion doll ever introduced, Hot Wheels®, Matchbox®, American Girl®, Radica® and Tyco® R/C, as well as Fisher-Price® brands, including Little People® , Power Wheels® and a wide array of entertainment-inspired toy lines. Mattel is recognized among the 100 Most Trustworthy U.S. Companies by Forbes Magazine and is ranked among the 100 Best Corporate Citizens by CRO Magazine and as one of 2008’s 100 Best Companies to Work For by FORTUNE Magazine. Committed to ethical manufacturing sustainable business practices, Mattel marked a 10-year milestone in 2007 for its Global Manufacturing Principles. With global headquarters in El Segundo, Calif., Mattel employs more than 30,000 people in 43 countries and territories and sells products in more than 150 nations. Mattel’s vision is to be the world’s premier toy brands — today and tomorrow.

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Note: Forward-looking statements with respect to the financial condition, results of operations and business of the company are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in such statements. These include without limitation: the company’s dependence on the timely development, manufacture, introduction and customer acceptance of new products; the seasonality of the toy business; customer concentration and pricing; significant changes in buying and payment patterns of major customers, including as a result of bankruptcy and store closures; adverse changes in general economic conditions in the U.S. and internationally, including adverse changes in the retail environment, employment and the stock market; order predictability and supply chain management; the impact of competition (including from sellers of a broad range of play products including video games and consoles, consumer electronics, and retailers’ private label products) on revenues and margins; the supply and cost of raw materials (including oil and resin prices), components, employee benefits and various services; the effect of currency exchange rate fluctuations on reportable income; risks associated with acquisitions and mergers; risks associated with product recalls, product liability claims and product safety concerns, such as possible reputational harm, reduced sales or increased costs; risks associated with foreign operations; negative results of litigation, governmental proceedings or environmental matters; changes in laws and regulations; possible work stoppages, slowdowns or strikes; possible outbreaks of SARS, bird flu, or other diseases; political developments and the threat or occurrence of war or terrorist acts; the possibility of catastrophic events; the inherent risk of new initiatives; and other risks and uncertainties as may be detailed from time to time in the company’s public announcements and SEC filings. This release contains forward-looking statements about opportunities and challenges for the new year; building on the momentum of international success; strong line-up of toys based on entertainment properties; higher costs for commodities, labor and quality testing; the debt-to-total capital ratio in relation to the company’s capital and investment framework; and anticipated share repurchases and the timing of such repurchases. Mattel does not update forward-looking statements and expressly disclaims any obligation to do so.

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT I

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	For the Three Months Ended December 31,					For the Year Ended December 31,
(In millions, except per share and percentage information)	2007		2006		Yr / Yr % Change	2007		2006		Yr / Yr % Change
	$ Amt	% Net Sales	$ Amt	% Net Sales		$ Amt	% Net Sales	$ Amt	% Net Sales
Net Sales	$2,188.6		$2,108.8		4%	$5,970.1		$5,650.2		6%
Cost of sales	1,137.9	52.0%	1,096.5	52.0%	4%	3,192.8	53.5%	3,038.4	53.8%	5%

Gross Profit	1,050.7	48.0%	1,012.3	48.0%	4%	2,777.3	46.5%	2,611.8	46.2%	6%
Advertising and promotion expenses	284.9	13.0%	255.6	12.1%	11%	708.8	11.9%	651.0	11.5%	9%
Other selling and administrative expenses	403.7	18.4%	368.0	17.5%	10%	1,338.4	22.4%	1,232.0	21.8%	9%

Operating Income	362.1	16.5%	388.7	18.4%	-7%	730.1	12.2%	728.8	12.9%	0%
Interest expense	26.0	1.2%	26.0	1.2%	0%	71.0	1.2%	79.9	1.4%	-11%
Interest (income)	(4.7)	-0.2%	(8.5)	-0.4%	-45%	(33.3)	-0.6%	(30.5)	-0.5%	9%
Other non-operating (income), net	(2.8)		(2.1)			(11.0)		(4.4)

Income Before Income Taxes	343.6	15.7%	373.3	17.7%	-8%	703.4	11.8%	683.8	12.1%	3%
Provision for income taxes	15.1		86.9			103.4		90.9

Net Income	$328.5	15.0%	$286.4	13.6%	15%	$600.0	10.1%	$592.9	10.5%	1%

EPS—Basic	$0.90		$0.76			$1.56		$1.55

Average Number of Common Shares Outstanding—Basic	364.8		378.3			384.5		382.9

EPS—Diluted	$0.89		$0.75			$1.54		$1.53

Average Number of Common and Common Equivalent Shares Outstanding—Diluted	368.7		384.0			390.6		386.4

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT II

WORLDWIDE GROSS SALES INFORMATION (Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
(In millions, except percentage information)	2007	2006	2007	2006
Worldwide Gross Sales:
Mattel Girls & Boys Brands	$1,351.5	$1,238.8	$3,700.0	$3,423.7
% Change	9%	17%	8%	9%
Pos./(Neg.) Impact of Currency (in % pts)	6	3	5	1

Fisher-Price Brands	840.3	805.9	2,441.8	2,269.4
% Change	4%	16%	8%	12%
Pos./(Neg.) Impact of Currency (in % pts)	3	2	2	1

American Girl Brands	241.6	245.2	431.3	440.0
% Change	-2%	2%	-2%	1%

Other	7.2	11.6	19.8	24.9

Gross Sales	$2,440.6	$2,301.5	$6,592.9	$6,158.0

% Change	6%	15%	7%	10%
Pos./(Neg.) Impact of Currency (in % pts)	4	2	3	1

Reconciliation of GAAP to Non-GAAP Financial Measure:
Gross Sales	$2,440.6	$2,301.5	$6,592.9	$6,158.0
Sales Adjustments	(252.0)	(192.7)	(622.8)	(507.8)

Net Sales	$2,188.6	$2,108.8	$5,970.1	$5,650.2

% Change	4%	14%	6%	9%
Pos./(Neg.) Impact of Currency (in % pts)	4	2	3	1

MATTEL, INC. AND SUBSIDIARIES	EXHIBIT III

CONDENSED CONSOLIDATED BALANCE SHEETS

	At December 31,
	2007	2006
(In millions)	(Unaudited)
Assets
Cash and equivalents	$901.1	$1,205.6
Accounts receivable, net	991.2	943.8
Inventories	428.7	383.1
Prepaid expenses and other current assets	271.9	317.6

Total current assets	2,592.9	2,850.1
Property, plant and equipment, net	518.6	536.7
Other noncurrent assets	1,694.0	1,569.1

Total Assets	$4,805.5	$4,955.9

Liabilities and Stockholders’ Equity
Short-term borrowings	$349.0	$—
Current portion of long-term debt	50.0	64.3
Accounts payable and accrued liabilities	1,154.3	1,356.3
Income taxes payable	17.1	161.9

Total current liabilities	1,570.4	1,582.5
Long-term debt	550.0	635.7
Other noncurrent liabilities	378.4	304.7
Stockholders’ equity	2,306.7	2,433.0

Total Liabilities and Stockholders’ Equity	$4,805.5	$4,955.9

SUPPLEMENTAL BALANCE SHEET AND CASH FLOW DATA (Unaudited)
	At December 31,
(In millions, except days and percentage information)	2007	2006
Key Balance Sheet Data:
Accounts Receivable, Net
Days of Sales Outstanding (DSO)	41	40
Inventories
Days of Supply (DOS)	74	73
Total Debt Outstanding	$949.0	$700.0
Total Debt-to-Total Capital Ratio	29.1%	22.3%

	Year Ended December 31,
(In millions)	2007 (a)	2006
Condensed Cash Flow Data:
Cash Flows From Operating Activities	$561	$876
Cash Flows (Used For) Investing Activities	(285)	(315)
Cash Flows (Used For) Financing Activities and Other	(580)	(353)

(Decrease) Increase in Cash and Equivalents	$(304)	$208

(a)	Amounts shown are preliminary estimates. Actual amounts will be reported in Mattel’s Annual Report on Form 10-K for the year ended December 31, 2007.